EXHIBIT 99.1

Chemung Canal Promotes Two Executive Officers

ELMIRA, N.Y., Sept. 3, 2015 (GLOBE NEWSWIRE) -- Chemung Canal Trust Company today announced that, as part of an existing management succession plan, it has promoted Louis C. DiFabio and Thomas W. Wirth to replace the impending, year-end retirements of Richard G. Carr and Melinda A. Sartori.

Mr. DiFabio, currently Executive Vice President of Retail Banking, will serve as Executive Vice President of the Business Client Services group, replacing Mr. Carr, who has held that position since July 2004. In this capacity Mr. DiFabio will oversee the Chemung Canal and Capital Bank commercial lending teams. Additionally he will provide oversight for the bank's credit department and business services unit.

Mr. DiFabio joined the bank as a management trainee in 1987 and was elected an officer in 1991. He has nearly a decade of commercial lending experience, prior to his move to the retail division of the bank. In his current role he supervises residential, consumer and indirect lending and is a member of the bank's senior loan committee. He serves on the Board of the Chemung County Chamber of Commerce, the Community Foundation of Elmira, Corning and the Finger Lakes, is President of the Board of Managers of the Elmira City Club, and is Co-Chair of the Chemung Chamber's Public Affairs Council. He was formerly a Director of St. Joseph's Healthcare Systems and St. Joseph's Hospital Foundation.

A native of Rochester, Mr. DiFabio is a graduate of SUNY Albany and earned an MBA from Syracuse University. He and his wife, Maggie, have three children and reside in West Elmira.

Mr. Wirth, currently Senior Vice President and Chief Investment Officer, will now serve as Executive Vice President of the bank's Wealth Management Group, which has offices in Elmira, Binghamton and Albany. He will replace Mrs. Sartori, who has led the Wealth Management Division since 2002.

Mr. Wirth, who is also a Chartered Financial Analyst, worked at Chemung Canal while in college and then joined the company in 1987 as a management trainee. He has spent the majority of his career within the Wealth Management Group, previously serving as a Portfolio Manager and a Trust Investment Officer, in addition to other roles within the department. He currently serves on the Board of the Arnot Art Museum and CareFirst. He is a member of the Association of Investment Managers & Researchers and is a former member of the Finance Committee of Notre Dame High School.

An Elmira native, Mr. Wirth graduated from Wake Forest University and earned his designation as a Chartered Financial Analyst in 1997. He and his wife Charlotte reside in West Elmira with their three children.

"One of the most valuable assets of the bank are the people who work here. We are excited and encouraged that we have talented and experienced employees – like Lou and Tom – who will be able to step in to replace Rick and Melinda upon their retirement," said Ronald M. Bentley, Chief Executive Office of Chemung Canal Trust Company.  "Because the success of our company is driven by relationships, it's wonderful that we have an opportunity to promote from within, continuing to expand opportunities for our employees and strengthening the bond between them and our clients."

Replacements for the current positions held by Mr. DiFabio and Mr. Wirth will be announced at a later date, as the transition continues between now and year-end, as will information on Mr. Carr and Mrs. Sartori's announced retirements.

At June 30, 2015 Chemung Financial Corporation, the holding company of Chemung Canal Trust Company, reported assets of $1.6 billion and total equity of $136.5 million. The bank's operations include 34 branch offices located in 11 New York counties and Bradford County, PA. Chemung Canal also features a full service Wealth Management Group that reported $1.9 billion in assets under management or administration at June 30th. The bank has 397 full-time and part-time employees.

Established in 1833, Chemung Canal Trust Company, a full service community bank with full trust powers, is the oldest, locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

CONTACT: Michael J. Wayne
         Senior Vice President
         (607) 737-3762
         mwayne@chemungcanal.com